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                                                                    EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "EXPERTS" in the Registration Statement (Form S-4 No. 33-63351 amended on November 2, 1995) and related Prospectus of NationsBank Corporation for the registration of 26,950,467 shares of its common stock and to the incorporation by reference therein of our report dated January 19, 1995, except for the pooling of interests with Gwinnett Bancshares, Inc. as to which the date is February 17, 1995, with respect to the consolidated financial statements of Bank South Corporation included in its Current Report on Form 8-K dated October 10, 1995, filed with the Securities and Exchange Commission.
                                         ERNST & YOUNG LLP



Atlanta, Georgia
November 2, 1995